Exhibit 4.(a).85

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 69

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 55

1.	After Article 55.6 shall come:

"
55.7   Notwithstanding the afore-mentioned in Article 55.5, the Licensee may have a subscriber sign a subscriber agreement also by a computerized graphic signature, instead of an original signature, and for this matter the provisions of Appendix E shall apply instead of Article 55.5.

For this matter, "computerized graphic signature"-a signature that is digitally maintained as a graphic file."

Amendment of Appendix E

2.	After Article 2.4 in Appendix E shall come:

"           2.5              Manner of Execution of a Computerized Graphic Signature

(a)
Subscriber identification- The Licensee shall perform identification of a subscriber before revising the subscriber agreement or signing a new subscriber agreement, by means of an identifying document that bears a photograph or a power of attorney together with an identifying document of the legal representative.

(b)
Use of a Digital Screen- The Licensee shall allocate for the subscriber's sole use a digital screen during the duration of the transaction until its completion and shall allow the subscriber a reasonable amount of time to review the entire agreement and to understand its contents before he is required to sign it.

(c)	Signature of the Subscriber-marking "form for services access" and a signature on the documents relevant to the agreement shall only be done by the subscriber.
(d)
Fixed Signature-each separate signature shall be locked and fixed in place with its unique characteristics, in a manner that enables being able to prove that this signature is not a result of "cut and paste" of another signature of the subscriber that was signed elsewhere in the subscriber agreement or on other documents. In addition to the aforesaid, each signature will have an additional layer of information that will document the exact time of the signature (date and exact time in seconds).

(e)
"Locking" of an Agreement- once the entire agreement is signed, the agreement document will be "locked" in a manner in which it will be possible to identify a change made to the agreement after the date of its signature. "Locking" of an agreement by a secure electronic signature or approved electronic signature (hereinafter-electronic signature) of the Licensee, as defined in the Electronic Signature Law, 2001, immediately after it has been signed by the subscriber, shall be considered as a reasonable means of locking the agreement and protecting it from changes.

(f)
Document Preservation-The Licensee shall preserve documentation of all of the agreement documents in accordance with the requirements of Article 113.1 of its license and shall take reasonable means to prevent the addition or removal of documents to the electronic archive system in an undocumented manner. The Licensee shall take necessary steps to ensure that that the contents of the agreement are preserved without changes from the date of its editing throughout the preservation period, while taking into account technological changes or changes in encryption methods that are used for preserving documents. The Licensee will be able to prove to the Ministry at any time that it has taken the said steps and procedures.

(g)	Receipt of a Copy of the Subscriber Agreement-
(1)	The subscriber may choose from two possibilities for receiving documents at the time of execution of the transaction (by marking x in one of two boxes):
(a)	First box-receipt of only the "pages of the main details of the plan" (up to 2 pages);
(b)	Second box-to receive the entire signed agreement.
(2)	The subscriber shall confirm his choice with his signature. The signature place shall be next to the above 2 boxes.

(3)
A subscriber that requests to receive only the "pages of the main details of the plan", will need to mark his e-mail address or fax number to which the entire signed agreement will be sent (including the 2 "pages of the main details of the plan").

(4)	The sales representative shall type in the e-mail address or fax number, to where the entire agreement will be sent (from his keyboard).
(5)	The address or fax number shall appear under and next to the above boxes.
(6)	The subscriber shall confirm by his additional signature that this is his e-mail address or fax number to where the entire agreement will be sent.
(7)	As a result of the above-mentioned: a subscriber that does not have an e-mail address or fax number shall receive the entire agreement at the time of execution of the transaction.

(h)	Identification of the Representative-each agreement shall include an unequivocal identification of the representative (full name and signature).
(i)
The Licensee shall maintain a signed copy of the subscriber agreement; the said copy shall be available at the Licensee to be presented to the Director, within five (5) working days from the date of the transaction;

(j)
If the subscriber wishes to make changes to the terms of the subscriber agreement, including a request to receive an additional service, to cancel a service or to join a service package- at the time of the change request a printed notice shall be given to the subscriber that bears the name or logo of the Licensee in which the details of the changes made shall be noted, the effective date as well as the full names of the Licensee's representative and the subscriber and their original signatures. The signed notice shall be available at the Licensee to be presented to the Director, within five (5) working days from the date of execution of the subscriber's request.

(k)	Door to Door Sales-The above detailed rules shall apply also to door to door sales."

(      , 2013)

(sgd) ________________ Haim Giron Senior Deputy Director-General, Engineering and Licensing	______________ Eden Bar Tal Director General